Exhibit T3A14

Delaware	PAGE 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF “NUVERRA TOTAL SOLUTIONS, LLC”, FILED IN THIS OFFICE ON THE TWENTY-EIGHTH DAY OF APRIL, A. D. 2014, AT 4:31 O’CLOCK P.M.

5523946 8100	/s/ Jeffrey W. Bullock
140528570	Jeffrey W. Bullock, Secretary of State
You may verify this certificate online at corp.delaware.gov/authver.shtml	AUTHENTICATION: 1327038 DATE: 04–29–14

State of Delaware Secretary of State Division of Corporations Delivered 04:47 PM 04/28/2014 FILED 04:31 PM 04/28/2014 SRV 140528570 – 5523946 FILE

CERTIFICATE OF FORMATION

OF

NUVERRA TOTAL SOLUTIONS, LLC

This Certificate of Formation of Nuverra Total Solutions, LLC is being duly executed and filed by the undersigned as an authorized person to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.).

FIRST	The name of the limited liability company is Nuverra Total Solutions, LLC.

SECOND:	The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the 28th day of April, 2014.

/s/ Jan Pouncey
Jan Pouncey, Authorized Person